Exhibit 4.3

ANNEX A

THE EMPLOYEE RESTRICTED STOCK UNITS PLAN

QIWI plc

2015 Employee Restricted Stock Units Plan

(hereinafter referred to as the 2015 Plan or the Plan)

28 July 2015

Nicosia, Cyprus

1.	Certain Definitions

The capitalized terms set forth below shall have the meaning prescribed hereunder for purposes of the 2015 Plan:

The Company	QIWI plc, a public company limited by shares established under the Laws of Cyprus with the registered address at: Kennedy 12, Kennedy Business Centre, 2nd floor, P.C. 1087, Nicosia, Cyprus, registration number 193010.

Beneficial Owner	A Beneficial Owner of a security includes any individual who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (1) voting power which includes the power to vote, or to direct the voting of, such security; and/or (2) investment power which includes the power to dispose, or to direct the disposition of, such security.

Change of Control	A transaction or series of related transactions as a result of which any Founder holding as of the date of this Plan directly or indirectly more than fifty (50) percent of the voting rights exercisable at general meetings of the members of the Company ceases to Control the Company.

Control	in relation to a corporation, partnership or other entity:

(i) the ability to appoint or remove directors having a majority of the voting rights exercisable at meetings or in respect of resolutions of the board of such corporation, partnership or other entity; or

(ii) the possession, directly or indirectly, of the power to direct or cause the direction of the policies of such corporation, partnership other entity, whether through the ownership or possession (other than through customary pledge arrangements) of voting securities, the right to nominate the majority of the senior executive management, by contract or otherwise and the expression “Controlled” shall be interpreted accordingly.

C&B Policy	means the Compensation and Benefits Policy of QIWI Group as adopted in the Company from time to time.

Expiration Date	31 December, 2022.

Founder	means any Person that was the ultimate beneficial owner of a member of the Company holding class A shares at the time the Company’s Shares became freely traded in the form of the American depository shares on the NASDAQ Global Select Market.

Person	means any individual, partnership, company, legal person, unincorporated organization, trust (including the trustees in their aforesaid capacity) or other entity.

Shares	means class B shares, par value EUR 0.0005 each, in the Company that confers upon its holder the right to one (1) vote at a general meeting of the Company and in other respects ranking pani passu with other class B shares in the Company.

Subsidiary	means in relation to an undertaking (the holding undertaking), any other undertaking which the holding undertaking Controls and any undertaking which is a Subsidiary of another undertaking is also a Subsidiary of any undertaking of which that other is a Subsidiary.

2.	Objectives

The Company has adopted the 2015 Plan in respect of its Shares to achieve the following goals:

2.1	Align interests of the shareholders and the management of the Company by providing to the key employees and service providers of the Company and its’ Subsidiaries (the QIWI Group) an opportunity to participate in a long-term growth of the Company’s value.

2.2	Increase investment attractiveness of the Company.

2.3	Provide competitive remuneration and retain key employees of QIWI Group.

2.4	Alignment with practice of public companies.

3.	Terms and conditions of the 2015 Plan

3.1	Available Shares. Subject to the provisions of this Section 3 and to adjustment under Section 4 (Adjustment), grants of the Restricted Stock Units (the RSU) may be made under the Plan for up to a maximum number of Shares equal to seven (7) percent of the aggregate number of class A Shares and class B Shares issued and outstanding (by number) from time to time (the Pool). Each RSU carries the right to receive one (1) Share upon satisfaction of the applicable vesting conditions.

Subject to Section 3.3, awards in the form of RSU shall reduce the available Pool by one (1) Share for each RSU granted.

Eligibility. The Chief Executive Officer of the Company (the CEO) shall select recipients of RSU hereunder (the Participants) from among all current employees, officers and contractors of the Company or its Subsidiaries (except with respect to himself) who, in the opinion of the CEO, are in a position to make a significant contribution to the success of QIWI Group. While selecting the Participants among the employees and officers of QIWI Group, the CEO shall apply including but not limited to the following criterias:

- high-level efficiency of the employee’s work performance ;

- adherence to corporate values and strategy ;

- worth of the employee for QIWI Group’s success.

Notwithstanding the above, the Board or a committee thereof shall approve the list of thirty participants of each grant selected by the CEO entitled to receive the biggest amount of RSU.

The members of the Board of Directors (the Board) or a committee thereof shall determine any awards of RSU to the CEO. Members of the Board are eligible to receive the RSU under the Plan subject to stockholders approval to the extent, if any, such approval is required by the applicable law or the Memorandum and Articles of Association of the Company (the Articles).

3.2	Administration. Either the Board or the CEO, if so resolved by the Board, acting as administrator of the Plan (the Administrator), shall have the authority (hereinafter – in case of the CEO with such scope of authority as delegated by the Board) to adopt, amend and repeal such administrative rules, guidelines and practices relating to the 2015 Plan as it deems advisable. The Administrator may construe and interpret the terms of the 2015 Plan and any RSU granted under the Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the 2015 Plan or any RSU in the manner and to the extent it shall deem expedient to carry the 2015 Plan into effect. The Administrator may approve the amendment of any RSU in accordance with the terms of this Plan. All decisions by the Administrator shall be made in its sole discretion, and shall be final and binding on all persons having or claiming any interest in the Plan or in any RSU provided that the decision of the Administrator shall not contradict Clause 13 of the Plan. The Administrator is restricted to grant RSU to him-/her-/themselves and any such grant of RSU shall be determined by the relevant corporate body of the Company upon the recommendation of the Compensation Committee of the Company.

3.3	Forfeitures. If any RSU granted under this Plan expires, terminates or is canceled for any reason without any Shares being delivered pursuant to an award, the number of Shares underlying such expired, terminated or cancelled RSU shall again be available for the purpose of awards under the Plan.

3.4	Terms and Conditions. The CEO shall determine the terms of all RSU, subject to the limitations provided herein, and shall furnish to each Participant an agreement (the “Award Agreement”) setting forth the terms applicable to the Participant’s RSU. By accepting an Award Agreement, the Participant agrees to the terms of the RSU and of the Plan. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Award Agreement, the terms and conditions of the Plan shall prevail. Such terms and conditions may include, without limitation, an obligation of the Participant to agree to lock-up arrangements with respect to Shares acquired pursuant to the RSU. Terms and conditions of RSU may differ amongst different Participants and different grants of RSU.

3.5	Tax Preparation. The Company shall provide the Participants with assistance regarding the preparation of the appropriate tax return in respect of RSU granted under the Plan within two (2) years after the first vesting provided that such assistance shall not exceed EUR 100,000 per year.

3.6	Vesting. Unless otherwise provided by the Plan or decided by the Administrator the RSU shall vest in three (3) equal installments, subject to the Participant’s continued employment with the Company or a Subsidiary, with one-third (1/3) of the RSU vesting on the first anniversary of the grant and an additional one-third (1/3) of the RSU vesting on the second anniversary of the grant and the last one-third (1/3) of the RSU vesting on the third anniversary of the grant. RSU, which have not become vested as of the date of termination of the Participant’s employment or service shall be forfeited upon such termination.

3.7	Delivery of Shares. As the RSU vest, the Participant shall receive Shares free of all restrictions hereunder. In no event shall awards be settled (i.e., Shares received) later than 31 March of the year following the year in which the RSU vest.

3.8	No Rights as Shareholder. Participants shall have no dividend, voting, or any other rights as a stockholder of the Company with respect to any RSU. The grant of an award of RSU pursuant to the Plan shall not be deemed the grant of a property interest in any assets of the Company. The rights of the recipient of RSU to benefits under the Plan shall be solely those of a general, unsecured creditor of the Company. The grant of RSU shall not be construed as giving a Participant the right to be retained or nominated as a director of the Company.

3.9	Change in Control. Each outstanding RSU shall become fully vested immediately upon the occurrence of a Change of Control.

3.10	Expiration Date. Each then outstanding RSU shall terminate upon the Expiration Date.

4.	Adjustment

4.1	In the event of any stock split or combination of shares (including a reverse stock split), reorganization, recapitalization, merger, exchange of stock, redemption, repurchase, consolidation, other change in the capital structure of the Company, sale of assets or other similar event which requires adjustment in the good faith determination of the Board or Administrator in order to avoid the enlargement or dilution of rights hereunder, Administrator shall make adjustments to the maximum number Shares that may be delivered under the Plan and also make such changes in the number and kind of shares of stock, securities or other property (including cash) covered by outstanding RSUs, and the terms thereof, as the Board or Committee determines to be appropriate. References in the Plan to Shares shall be construed to include any stock or securities resulting from an adjustment pursuant to this Section

5.	No assignment

Except for any transfer of RSU pursuant to Section 10 resulting from the laws of descent and distribution, no RSU granted under this Plan may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner (other than pursuant to the laws of descent and distribution), nor may a Participant enter into any derivative agreement or other similar hedging arrangement relating to any RSU without prior written consent of the Company provided that the Exercise of the RSU shall not be considered to be any type of disposal. The terms of an award shall be final, binding and conclusive upon any transferee permitted under this Section 5.

6.	Governing law

This Plan shall be governed by, and be construed in accordance with, the Laws of England and Wales.

7.	Confidentiality

Participants shall be required, as a condition to the receipt and retention of any RSU hereunder, to keep strictly confidential the terms of such Participant’s participation in this Plan and shall agree not to discuss the terms of such participation with any other employee or consultant of the Company or any other third party; provided that nothing herein shall prevent the disclosure of these terms to the Participant’s legal or tax advisors or as may be required to be disclosed in any prospectus prepared in connection with any offering of securities or as required by law.

8.	Share capital

Nothing herein shall restrict the ability of the Company to increase its issued share capital (with the consequent dilution of the Participant’s percentage shareholding in the Company or the Participant’s potential shareholding in the Company as the case may be) or issue preference shares or other shares ranking in priority to the Shares that may be purchased pursuant to each RSU.

9.	Rights and obligations associated with the Shares

Any Shares acquired pursuant to the RSU shall be subject to any and all the rights associated with the Shares of the Company in accordance with the provisions set out in the Articles.

10.	Death or incapacity of the RSU holder

If a Participant (or, in the case of a Participant that is an entity providing services to the Company which has an individual Beneficial Owner, its Beneficial Owner) dies or is determined to be incapacitated by court while employed by or providing services to the Company or any Subsidiary, the RSU may (subject to any vesting and termination provisions as set out in this Plan) be exercised at any time within twelve (12) months following the date of death or incapacitation by the applicable individual’s personal representatives or by a person who acquired the right to exercise the RSU by bequest or inheritance. If the RSU are not so exercised within the time specified herein, the RSU shall terminate.

11.	Shareholder notices

Prior to the exercise of any RSU, the Company shall not be obliged pursuant to the provisions of this Plan to provide the Participant with copies of any notices, circulars or other documents sent to shareholders of the Company in respect of Shares subject to the RSU.

12.	Amendment; Term

Notwithstanding any other provision of the Plan, the Board, in its sole and absolute discretion, may at any time or times amend or alter the Plan or any outstanding RSU and may at any time terminate or discontinue the Plan as to any future grants of RSU; provided, that, without limitation of the provisions of Section 4, the Board may not, without the Participant’s consent, amend, alter or terminate the terms of an RSU or the Plan so as to affect adversely the Participants’ or a Participant’s existing rights under a RSU or the Plan. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by the applicable law or regulation (including listing rules), as determined by the Board. The Plan shall become effective as of August 1st, 2015, subject to approval by the stockholders of the Company and shall expire on the Expiration Date (unless terminated earlier by the Board); provided that outstanding RSU granted prior to such expiration (if any) shall remain outstanding in accordance with their terms following such expiration.

13.	Legal Requirements

The Company may require, as a condition to the delivery of Shares pursuant to the Plan or removing any restriction from Shares previously delivered under the Plan, that all legal matters in connection with the issuance and delivery of such Shares have been addressed and resolved. The Company may require, as a condition to exercise of the RSU, such representations or agreements as counsel for the Company may recommend. The Company may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Company may hold the certificates pending lapse of the applicable restrictions.